EXHIBIT 99.1

Press Release

Source: Exten Industries, Inc.

Exten Subsidiary MultiCell and XenoTech Sign Exclusive Distribution Agreement For Liver Cell Lines
Wednesday August 20, 8:34 am ET

WARWICK, R.I.--(BUSINESS WIRE)--Aug. 20, 2003--Exten Industries, Inc. (Exten) (OTCBB:EXTI - News) announced today that its wholly-owned subsidiary, MultiCell Technologies, Inc., (MultiCell), a liver cell bio-engineering firm also based in Warwick, Rhode Island, has executed a marketing and distribution agreement for its proprietary immortalized human liver cell lines with XenoTech, LLC (XenoTech) located in Lenexa, Kansas.

Under the terms of the agreement, MultiCell grants XenoTech a seven-year exclusive right to distribute globally its proprietary liver cell lines. MultiCell will receive an initial cash payment of $1.5 million, a portion of which is an advance against future royalties. XenoTech is additionally required to pay minimum royalties to MultiCell of $18 million over the term of the agreement in order to maintain exclusivity.

Jerry Newmin, Exten's CEO, noted, "The XenoTech Agreement represents an avenue to rapidly maximize MultiCell's exposure to the pharmaceutical industry." Newmin adds, "XenoTech has good, established relationships with major international pharmaceutical companies, and their sales and distribution expertise will allow MultiCell to focus its efforts on continued research and development of new advances in cellular products, including our therapeutic proteins."

Andrew Parkinson, Ph.D., XenoTech founder and CEO, comments, "MultiCell's immortalized cell lines will provide our customers an invaluable tool to rapidly and reliably screen new compounds for potential drug-drug interactions, and thus accelerate their drug development processes." Parkinson added that "XenoTech and MultiCell are ideal partners because XenoTech's cell manufacturing facilities and seasoned sales organization, which, in addition to the United States, involves Nosan Corporation in Japan and tebu-bio in Europe, can expand the distribution of MultiCell's immortalized liver cells in the pharmaceutical industry, and significantly augment XenoTech's product and service offerings to customers." He concluded, "We look forward to a long and successful relationship."

About Exten:

Exten Industries, Inc., (OTCBB:EXTI - News), through its subsidiaries MultiCell Technologies, Inc., and Xenogenics Corporation both of Warwick, Rhode Island, develops and commercializes biotechnology-based products and medical devices. MultiCell is dedicated to the development and commercialization of hepatic (liver) cells, cell lines, and biologics for use in diagnostic and therapeutic applications. In addition to selling hepatocytes to the pharmaceutical industry, the company is developing cell-based toxicological and drug screening tests. MultiCell's cellular product expertise enables production of liver-derived therapeutic proteins, and potentially, development of adult stem cells. Xenogenics is developing a synthetic bio-liver device, Sybiol®. Exten's corporate headquarters are in Warwick, Rhode Island. For more information, please visit Exten's Web site, www.exten.com.

About Xenotech:

Xenotech was founded in 1994 by Andrew Parkinson, Ph.D., to study drug metabolism and safety. XenoTech provides products and contract research services to pharmaceutical companies throughout the world to optimize discovery, development and approval of new drugs, and has earned a worldwide reputation for scientific excellence. XenoTech offers one of the most extensive selections of products for drug metabolism-related research, including liver and extrahepatic microsomes, cryopreserved hepatocytes (liver cells) from humans as well as six other toxicologically relevant species, antibodies directed against drug-metabolizing enzymes, recombinant human cytochrome P450 enzymes and bDNA probe sets for analysis of gene expression. XenoTech's products and services are marketed in Japan by Nosan Corporation and by tebu-bio in Europe. For more information, visit www.xenotechllc.com.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time ins Exten Industries, Inc. periodic reports filed with the Securities and Exchange Commission including the Company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. Exten, MultiCell and XenoTech each disclaim any intent or obligation to update these forward-looking statements.

Contact:

     MultiCell Technologies
     Ron Faris, 401-738-7560
     President and CSO
          or
     XenoTech

     Andrew Parkinson, 913-438-7450
     President and CEO